Exhibit 99.(17)(f)

SEMI-ANNUAL REPORT / JUNE 30, 2008

Legg Mason Partners Small Cap Core Fund

Managed by	BATTERYMARCH

INVESTMENT PRODUCTS: NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

Fund objective

The Fund seeks long-term capital appreciation.

What’s inside

Letter from the chairman	I
Fund at a glance	1
Fund expenses	2
Schedule of investments	4
Statement of assets and liabilities	12
Statement of operations	13
Statements of changes in net assets	14
Financial highlights	15
Notes to financial statements	18

Legg Mason Partners Fund Advisor, LLC (“LMPFA”) is the Fund’s investment manager and Batterymarch Financial Management, Inc. (“Batterymarch”) is the Fund’s subadviser. LMPFA and Batterymarch are wholly-owned subsidiaries of Legg Mason, Inc.

Letter from the chairman

R. Jay Gerken, CFA

Chairman, President and Chief Executive Officer

Dear Shareholder,

The U.S. economy was lackluster during the six-month reporting period ended June 30, 2008. Looking back, third quarter 2007 U.S. gross domestic product (“GDP”)(i) growth was 4.8%, its strongest showing in four years. However, continued weakness in the housing market, an ongoing credit crunch and soaring oil and food prices then took their toll on the economy. During the fourth quarter of 2007, GDP growth was -0.2%. First quarter 2008 GDP growth was a modest 0.9%. The advance estimate for second quarter 2008 GDP growth was 1.9%.

The debate continues as to whether or not the U.S. will fall into a recession. However, it is a moot point for many people, as the job market continues to weaken and soaring energy and food prices are tempering consumer spending. In terms of the employment picture, the U.S. Department of Labor reported that payroll employment declined in each of the first six months of 2008, and the unemployment rate rose to 5.5% in May, its highest level since October 2004. Oil prices surpassed $140 a barrel in June 2008, with the average price for a gallon of gas exceeding $4 for the first time ever.(ii) These factors, coupled with a sputtering housing market, contributed to the Consumer Confidence Index falling for the sixth consecutive month in June 2008, reaching its lowest level since 1992.(iii)

Ongoing issues related to the housing and subprime mortgage markets and seizing credit markets prompted the Federal Reserve Board (“Fed”)(iv) to take aggressive and, in some cases, unprecedented actions. Beginning in September 2007, the Fed reduced the federal funds rate(v) from 5.25% to 4.75%. This marked the first such reduction since June 2003. The Fed then reduced the federal funds rate on six additional occasions through April 2008, bringing the federal funds rate to 2.00%. However, the Fed then shifted gears in the face of mounting inflationary prices and a weakening U.S. dollar. At its meeting in June, the Fed held rates steady and stated: “Recent information indicates that overall economic activity continues to expand, partly reflecting some firming in household spending. However, labor markets have softened further and financial markets remain under considerable stress. Tight credit conditions, the ongoing housing

Legg Mason Partners Small Cap Core Fund

I

Letter from the chairman continued

contraction, and the rise in energy prices are likely to weigh on economic growth over the next few quarters.”

In addition to the interest rate cuts, the Fed took several actions to improve liquidity in the credit markets. In March 2008, the Fed established a new lending program allowing certain brokerage firms, known as primary dealers, to also borrow from its discount window. The Fed also increased the maximum term for discount window loans from 30 to 90 days. Then, in mid-March, the Fed played a major role in facilitating the purchase of Bear Stearns by JPMorgan Chase.

The U.S. stock market was not for the faint of heart during the reporting period. Stock prices fell during the first three months of the reporting period due, in part, to the severe credit crunch, weakening corporate profits, rising inflation and fears of an impending recession. The market then reversed course and posted positive returns in April and May 2008. The market’s rebound was largely attributed to hopes that the U.S. would skirt a recession and that corporate profits would rebound as the year progressed. Stock prices then moved sharply lower in June, with the S&P 500 Index(vi) falling 8.43% for the month. This represented its worst monthly performance since September 2002 and its weakest month of June since the Great Depression in 1930. All told, the S&P 500 Index returned -11.91% during the six-month reporting period ended June 30, 2008, and as of that date was almost 20% lower than its peak in October 2007.

Looking at the U.S. stock market more closely, mid-cap stocks outperformed their small- and large-cap counterparts, as the Russell Midcap(vii), Russell 2000(viii) and Russell 1000(ix) Indexes returned -7.57%, -9.37% and -11.20%, respectively, during the six-month period ended June 30, 2008. From an investment style perspective, growth stocks outperformed value stocks on a relative basis, with the Russell 3000 Growth(x) and Russell 3000 Value(xi) Indexes returning -9.04% and -13.28%, respectively.

Legg Mason Partners Small Cap Core Fund

II

Performance review

For the six months ended June 30, 2008, Class A shares of Legg Mason Partners Small Cap Core Fund, excluding sales charges, returned -9.12%. The Fund’s unmanaged benchmark, the Russell 2000 Index, returned -9.37% over the same time frame. The Lipper Small-Cap Core Funds Category Average(1) returned -9.19% for the same period.

PERFORMANCE SNAPSHOT as of June 30, 2008 (excluding sales charges) (unaudited)

6 MONTHS (not annualized)
Small Cap Core Fund — Class A Shares	-9.12%
Russell 2000 Index	-9.37%
Lipper Small-Cap Core Funds Category Average(1)	-9.19%

The performance shown represents past performance. Past performance is no guarantee of future results and current performance may be higher or lower than the performance shown above. Principal value and investment returns will fluctuate and investors’ shares, when redeemed, may be worth more or less than their original cost. To obtain performance data current to the most recent month-end, please visit our website at www.leggmason.com/individualinvestors.

Excluding sales charges, Class B shares returned -9.56% and Class C shares returned -9.43% over the six months ended June 30, 2008. All share class returns assume the reinvestment of all distributions, including returns of capital, if any, at net asset value and the deduction of all Fund expenses. Returns have not been adjusted to include sales charges that may apply when shares are purchased or the deduction of taxes that a shareholder would pay on Fund distributions.

Performance figures reflect expense reimbursements and/or fee waivers, without which the performance would have been lower.

TOTAL ANNUAL OPERATING EXPENSES (unaudited)

As of the Fund’s most current prospectus dated April 28, 2008, the gross total operating expenses for Class A, Class B and Class C shares were 1.60%, 2.57% and 2.37%, respectively.

Information about your fund

As you may be aware, several issues in the mutual fund industry have come under the scrutiny of federal and state regulators. Affiliates of the Fund’s manager have, in recent years, received requests for information from various government regulators regarding market timing, late trading, fees, and other mutual fund issues in connection with various investigations. The regulators appear to be examining, among other things, the Fund’s response to market timing and shareholder exchange activity, including compliance with prospectus disclosure related to these subjects. The Fund is not in a position to predict the outcome of these requests and investigations.

(1)

Lipper, Inc., a wholly-owned subsidiary of Reuters, provides independent insight on global collective investments. Returns are based on the six-month period ended June 30, 2008, including the reinvestment of all distributions, including returns of capital, if any, calculated among the 825 funds in the Fund’s Lipper category, and excluding sales charges.

Legg Mason Partners Small Cap Core Fund

III

Letter from the chairman continued

Important information with regard to recent regulatory developments that may affect the Fund is contained in the “Notes to financial statements” included in this report.

As always, thank you for your confidence in our stewardship of your assets. We look forward to helping you meet your financial goals.

Sincerely,

R. Jay Gerken, CFA

Chairman, President and Chief Executive Officer

July 31, 2008

The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice. Views expressed may differ from those of the firm as a whole.

RISKS: Keep in mind, stocks of small-cap companies often experience sharper price fluctuations than stocks of mid- and large-cap companies. The Fund may use derivatives, such as options and futures, which can be illiquid, may disproportionately increase losses, and have a potentially large impact on Fund performance. Please see the Fund’s prospectus for more information on these and other risks.

All index performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in an index.

(i)	Gross domestic product (“GDP”) is the market value of all final goods and services produced within a country in a given period of time.
(ii)	Source: Bloomberg, 7/08.
(iii)	Source: The Conference Board, 7/08.
(iv)

The Federal Reserve Board (“Fed”) is responsible for the formulation of policies designed to promote economic growth, full employment, stable prices, and a sustainable pattern of international trade and payments.

(v)

The federal funds rate is the rate charged by one depository institution on an overnight sale of immediately available funds (balances at the Federal Reserve) to another depository institution; the rate may vary from depository institution to depository institution and from day to day.

(vi)	The S&P 500 Index is an unmanaged index of 500 stocks that is generally representative of the performance of larger companies in the U.S.
(vii)

The Russell Midcap Index measures the performance of the 800 smallest companies in the Russell 1000 Index, which represents approximately 25% of the total market capitalization of the Russell 1000 Index.

(viii)

The Russell 2000 Index measures the performance of the 2,000 smallest companies in the Russell 3000 Index, which represents approximately 8% of the total market capitalization of the Russell 3000 Index. The Russell 3000 Index measures the performance of the 3,000 largest U.S. companies based on total market capitalization, which represents approximately 98% of the U.S. equity market.

(ix)

The Russell 1000 Index measures the performance of the 1,000 largest companies in the Russell 3000 Index, which represents approximately 92% of the total market capitalization of the Russell 3000 Index.

(x)

The Russell 3000 Growth Index measures the performance of those Russell 3000 Index companies with higher price-to-book ratios and higher forecasted growth values. (A price-to-book ratio is the price of a stock compared to the difference between a company’s assets and liabilities.)

(xi)	The Russell 3000 Value Index measures the performance of those Russell 3000 Index companies with lower price-to-book ratios and lower forecasted growth values.

Legg Mason Partners Small Cap Core Fund

IV

Fund at a glance (unaudited)

INVESTMENT BREAKDOWN (%) As a percent of total investments — June 30, 2008

Legg Mason Partners Small Cap Core Fund 2008 Semi-Annual Report

Fund expenses (unaudited)

Example

As a shareholder of the Fund, you may incur two types of costs: (1) transaction costs, including front-end and back-end sales charges (loads) on purchase payments; and (2) ongoing costs, including management fees; distribution and/or service (12b-1) fees; and other Fund expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

This example is based on an investment of $1,000 invested on January 1, 2008 and held for the six months ended June 30, 2008.

Actual expenses

The table below titled “Based on Actual Total Return” provides information about actual account values and actual expenses. You may use the information provided in this table, together with the amount you invested, to estimate the expenses that you paid over the period. To estimate the expenses you paid on your account, divide your ending account value by $1,000 (for example, an $8,600 ending account value divided by $1,000 = 8.6), then multiply the result by the number under the heading entitled “Expenses Paid During the Period”.

BASED ON ACTUAL TOTAL RETURN(1)

	ACTUAL TOTAL RETURN WITHOUT SALES CHARGES(2)	BEGINNING ACCOUNT VALUE	ENDING ACCOUNT VALUE	ANNUALIZED EXPENSE RATIO	EXPENSES PAID DURING THE PERIOD(3)
Class A	(9.12)%	$1,000.00	$908.80	1.68%	$7.97
Class B	(9.56)	1,000.00	904.40	2.75	13.02
Class C	(9.43)	1,000.00	905.70	2.44	11.56

(1)	For the six months ended June 30, 2008.
(2)

Assumes reinvestment of all distributions, including returns of capital, if any, at net asset value and does not reflect the deduction of the applicable sales charges with respect to Class A shares or the applicable contingent deferred sales charges (“CDSC”) with respect to Class B and C shares. Total return is not annualized, as it may not be representative of the total return for the year. Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

(3)

Expenses (net of fee waivers and/or expense reimbursements) are equal to each class’ respective annualized expense ratio multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year, then divided by 366.

Legg Mason Partners Small Cap Core Fund 2008 Semi-Annual Report

Hypothetical example for comparison purposes

The table below titled “Based on Hypothetical Total Return” provides information about hypothetical account values and hypothetical expenses based on the actual expense ratio and an assumed rate of return of 5.00% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use the information provided in this table to compare the ongoing costs of investing in the Fund and other funds. To do so, compare the 5.00% hypothetical example relating to the Fund with the 5.00% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table below are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as front-end or back-end sales charges (loads). Therefore, the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher.

BASED ON HYPOTHETICAL TOTAL RETURN(1)

	HYPOTHETICAL ANNUALIZED TOTAL RETURN	BEGINNING ACCOUNT VALUE	ENDING ACCOUNT VALUE	ANNUALIZED EXPENSE RATIO	EXPENSES PAID DURING THE PERIOD(2)
Class A	5.00%	$1,000.00	$1,016.51	1.68%	$8.42
Class B	5.00	1,000.00	1,011.19	2.75	13.75
Class C	5.00	1,000.00	1,012.73	2.44	12.21

(1)	For the six months ended June 30, 2008.
(2)

Expenses (net of fee waivers and/or expense reimbursements) are equal to each class’ respective annualized expense ratio multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year, then divided by 366.

Legg Mason Partners Small Cap Core Fund 2008 Semi-Annual Report

Schedule of investments (unaudited)

June 30, 2008

LEGG MASON PARTNERS SMALL CAP CORE FUND

SHARES	SECURITY	VALUE

COMMON STOCKS — 98.9%
CONSUMER DISCRETIONARY — 15.0%
	Auto Components — 1.3%
9,400	ArvinMeritor Inc.	$117,311
12,800	Cooper Tire & Rubber Co.	100,352
11,000	Lear Corp.*	155,980
7,400	Tenneco Inc.*	100,122
	Total Auto Components	473,765
	Hotels, Restaurants & Leisure — 3.3%
7,600	Bally Technologies Inc.*	256,880
6,510	Bob Evans Farms Inc.	186,186
6,400	CBRL Group Inc.	156,864
7,900	Jack in the Box Inc.*	177,039
2,000	Panera Bread Co.*	92,520
11,100	WMS Industries Inc.*	330,447
	Total Hotels, Restaurants & Leisure	1,199,936
	Household Durables — 0.9%
9,213	Tupperware Brands Corp.	315,269
	Internet & Catalog Retail — 1.7%
8,478	FTD Group Inc.	113,012
4,348	Priceline.com Inc.*	502,020
	Total Internet & Catalog Retail	615,032
	Leisure Equipment & Products — 0.4%
7,300	JAKKS Pacific Inc.*	159,505
	Media — 0.7%
21,200	Valassis Communications Inc.*	265,424
	Multiline Retail — 1.2%
14,150	Big Lots Inc.*	442,046
	Specialty Retail — 3.4%
12,310	Aaron Rents Inc.	274,882
15,055	Aeropostale Inc.*	471,673
7,566	Gymboree Corp.*	303,170
10,541	Rent-A-Center Inc.*	216,828
	Total Specialty Retail	1,266,553
	Textiles, Apparel & Luxury Goods — 2.1%
1,900	Deckers Outdoor Corp.*	264,480
9,500	Maidenform Brands Inc.*	128,250
8,334	Perry Ellis International Inc.*	176,848
7,524	Wolverine World Wide Inc.	200,665
	Total Textiles, Apparel & Luxury Goods	770,243
	TOTAL CONSUMER DISCRETIONARY	5,507,773

See Notes to Financial Statements.

Legg Mason Partners Small Cap Core Fund 2008 Semi-Annual Report

LEGG MASON PARTNERS SMALL CAP CORE FUND

SHARES	SECURITY	VALUE

CONSUMER STAPLES — 2.5%
	Food & Staples Retailing — 1.2%
13,300	Ruddick Corp.	$456,323
	Food Products — 1.3%
12,800	Chiquita Brands International Inc.*	194,176
11,400	Fresh Del Monte Produce Inc.*	268,698
	Total Food Products	462,874
	TOTAL CONSUMER STAPLES	919,197
ENERGY — 11.5%
	Energy Equipment & Services — 3.6%
1,300	Atwood Oceanics Inc.*	161,642
3,100	Dawson Geophysical Co.*	184,326
5,350	GulfMark Offshore Inc.*	311,263
6,800	Oil States International Inc.*	431,392
5,600	Willbros Group Inc.*	245,336
	Total Energy Equipment & Services	1,333,959
	Oil, Gas & Consumable Fuels — 7.9%
6,000	Bois d’Arc Energy Inc.*	145,860
3,000	Comstock Resources Inc.*	253,290
2,100	Concho Resources Inc.*	78,330
10,300	Mariner Energy Inc.*	380,791
4,000	Massey Energy Co.	375,000
6,800	McMoRan Exploration Co*	187,136
15,700	Petroquest Energy Inc.*	422,330
7,300	Rosetta Resources Inc.*	208,050
7,234	Swift Energy Co.*	477,878
1,150	W&T Offshore Inc.	67,287
2,700	Whiting Petroleum Corp.*	286,416
	Total Oil, Gas & Consumable Fuels	2,882,368
	TOTAL ENERGY	4,216,327
FINANCIALS — 13.8%
	Capital Markets — 0.8%
12,800	GFI Group Inc.	115,328
7,700	optionsXpress Holdings Inc.	172,018
	Total Capital Markets	287,346
	Commercial Banks — 3.3%
7,244	City Holding Co.	295,338
10,550	FirstMerit Corp.	172,070
15,200	Sterling Bancorp	181,640

See Notes to Financial Statements.

Legg Mason Partners Small Cap Core Fund 2008 Semi-Annual Report

Schedule of investments (unaudited) continued

June 30, 2008

LEGG MASON PARTNERS SMALL CAP CORE FUND

SHARES	SECURITY	VALUE

	Commercial Banks — 3.3% continued
6,600	SVB Financial Group*	$317,526
4,600	UMB Financial Corp.	235,842
	Total Commercial Banks	1,202,416
	Consumer Finance — 2.0%
11,653	Cash America International Inc.	361,243
15,200	Dollar Financial Corp.*	229,672
3,691	World Acceptance Corp.*	124,276
	Total Consumer Finance	715,191
	Diversified Financial Services — 0.5%
5,800	Interactive Brokers Group Inc., Class A*	186,354
	Insurance — 2.4%
10,670	Aspen Insurance Holdings Ltd.	252,559
5,800	National Financial Partners Corp.	114,956
12,700	Platinum Underwriters Holdings Ltd.	414,147
4,240	Seabright Insurance Holdings Inc.*	61,395
977	Transatlantic Holdings Inc.	55,171
	Total Insurance	898,228
	Real Estate Investment Trusts (REITs) — 4.8%
13,900	Anworth Mortgage Asset Corp.	90,489
7,200	Cousins Properties Inc.	166,320
3,700	DuPont Fabros Technology Inc.	68,968
4,300	Entertainment Properties Trust	212,592
3,300	Equity Lifestyle Properties, Inc.	145,200
20,989	Hersha Hospitality Trust	158,467
3,200	Mid-America Apartment Communities Inc.	163,328
14,212	National Retail Properties Inc.	297,031
7,689	Ramco-Gershenson Properties Trust	157,932
8,700	Sunstone Hotel Investors Inc.	144,420
4,400	Tanger Factory Outlet Centers Inc.	158,092
	Total Real Estate Investment Trusts (REITs)	1,762,839
	TOTAL FINANCIALS	5,052,374
HEALTH CARE — 15.3%
	Biotechnology — 4.9%
6,000	Alnylam Pharmaceuticals Inc.*	160,380
5,775	Cephalon Inc.*	385,135
4,700	Cepheid, Inc.*	132,164
17,551	Cubist Pharmaceuticals Inc.*	313,461
14,050	Martek Biosciences Corp.*	473,625
8,116	OSI Pharmaceuticals Inc.*	335,353
	Total Biotechnology	1,800,118

See Notes to Financial Statements.

Legg Mason Partners Small Cap Core Fund 2008 Semi-Annual Report

LEGG MASON PARTNERS SMALL CAP CORE FUND

SHARES	SECURITY	VALUE

	Health Care Equipment & Supplies — 3.7%
3,992	Bio-Rad Laboratories Inc., Class A*	$322,913
8,300	Bruker BioSciences Corp.*	106,655
8,400	Cynosure Inc., Class A Shares*	166,488
13,759	STERIS Corp.	395,709
8,200	Synovis Life Technologies Inc.*	154,406
5,500	Zoll Medical Corp.*	185,185
	Total Health Care Equipment & Supplies	1,331,356
	Health Care Providers & Services — 3.6%
4,800	Air Methods Corp.*	120,000
9,693	Amedisys Inc.*	488,721
11,715	AMERIGROUP Corp.*	243,672
12,300	Centene Corp.*	206,517
2,700	Psychiatric Solutions Inc.*	102,168
9,510	Res-Care Inc.*	169,088
	Total Health Care Providers & Services	1,330,166
	Life Sciences Tools & Services — 0.1%
2,450	Pharmanet Development Group Inc.*	38,637
	Pharmaceuticals — 3.0%
17,600	Adolor Corp.*	96,448
17,786	K-V Pharmaceutical Co., Class A Shares*	343,803
4,939	Perrigo Co.	156,912
18,796	Sciele Pharma Inc.*	363,703
12,386	ViroPharma Inc.*	136,989
	Total Pharmaceuticals	1,097,855
	TOTAL HEALTH CARE	5,598,132
INDUSTRIALS — 12.8%
	Aerospace & Defense — 1.4%
5,000	AAR Corp.*	67,650
3,800	Esterline Technologies Corp.*	187,188
2,800	Stanley Inc.*	93,856
3,709	Triumph Group Inc.	174,694
	Total Aerospace & Defense	523,388
	Airlines — 0.4%
17,185	Republic Airways Holdings Inc.*	148,822
	Building Products — 0.1%
1,300	Apogee Enterprises Inc.	21,008
	Commercial Services & Supplies — 3.1%
12,740	Cenveo Inc.*	124,470
19,633	Comfort Systems USA Inc.	263,867
1,783	Herman Miller Inc.	44,379

See Notes to Financial Statements.

Legg Mason Partners Small Cap Core Fund 2008 Semi-Annual Report

Schedule of investments (unaudited) continued

June 30, 2008

LEGG MASON PARTNERS SMALL CAP CORE FUND

SHARES	SECURITY	VALUE

	Commercial Services & Supplies — 3.1% continued
3,400	Interface Inc., Class A	$42,602
24,228	MPS Group Inc.*	257,544
14,700	Volt Information Sciences Inc.*	175,077
4,150	Watson Wyatt Worldwide Inc., Class A Shares	219,493
	Total Commercial Services & Supplies	1,127,432
	Construction & Engineering — 0.9%
6,650	EMCOR Group Inc.*	189,725
4,500	Perini Corp.*	148,725
	Total Construction & Engineering	338,450
	Electrical Equipment — 1.5%
3,600	Acuity Brands Inc.	173,088
4,400	EnerSys*	150,612
8,400	GrafTech International Ltd.*	225,372
	Total Electrical Equipment	549,072
	Industrial Conglomerates — 1.0%
3,500	Walter Industries Inc.	380,695
	Machinery — 3.1%
3,900	Bucyrus International Inc., Class A Shares	284,778
3,500	Chart Industries Inc.*	170,240
6,300	Columbus McKinnon Corp.*	151,704
7,005	Gardner Denver Inc.*	397,884
4,100	L.B. Foster Co., Class A*	136,120
	Total Machinery	1,140,726
	Marine — 0.7%
2,600	Genco Shipping & Trading Ltd.	169,520
2,200	TBS International Ltd., Class A*	87,890
	Total Marine	257,410
	Road & Rail — 0.6%
5,900	Arkansas Best Corp.	216,176
	TOTAL INDUSTRIALS	4,703,179
INFORMATION TECHNOLOGY — 15.7%
	Communications Equipment — 3.6%
79,193	3Com Corp.*	167,889
12,670	Avocent Corp.*	235,662
11,900	Emulex Corp.*	138,635
36,500	Harmonic Inc.*	347,115
40,600	Powerwave Technologies Inc.*	172,550
12,300	ViaSat Inc.*	248,583
	Total Communications Equipment	1,310,434

See Notes to Financial Statements.

Legg Mason Partners Small Cap Core Fund 2008 Semi-Annual Report

LEGG MASON PARTNERS SMALL CAP CORE FUND

SHARES	SECURITY	VALUE

	Computers & Peripherals — 0.6%
87,000	Quantum Corp.*	$117,450
6,700	Rackable Systems Inc.*	89,780
	Total Computers & Peripherals	207,230
	Electronic Equipment & Instruments — 1.1%
9,824	Nam Tai Electronics Inc.	128,498
11,290	SYNNEX Corp.*	283,266
	Total Electronic Equipment & Instruments	411,764
	Internet Software & Services — 2.5%
13,050	Blue Coat Systems Inc.*	184,136
16,700	Interwoven Inc.*	200,567
23,516	United Online Inc.	235,865
18,400	Websense Inc.*	309,856
	Total Internet Software & Services	930,424
	IT Services — 0.8%
8,400	MAXIMUS, Inc.	292,488
	Semiconductors & Semiconductor Equipment — 3.1%
27,396	Amkor Technology Inc.*	285,192
7,200	Monolithic Power Systems*	155,664
13,200	OmniVision Technologies Inc.*	159,588
19,350	Skyworks Solutions Inc.*	190,984
6,600	Verigy Ltd.*	149,886
17,351	Zoran Corp.*	203,007
	Total Semiconductors & Semiconductor Equipment	1,144,321
	Software — 4.0%
14,900	JDA Software Group Inc.*	269,690
1,400	Magma Design Automation Inc*	8,498
5,400	Mentor Graphics Corp.*	85,320
9,500	Parametric Technology Corp.*	158,365
9,300	Progress Software Corp.*	237,801
12,000	Quest Software Inc.*	177,720
981,378	Storagenetworks Inc.(a)(b)	1
17,511	Sybase Inc.*	515,174
	Total Software	1,452,569
	TOTAL INFORMATION TECHNOLOGY	5,749,230
MATERIALS — 7.0%
	Chemicals — 2.3%
1,750	CF Industries Holdings Inc.	267,400
11,921	Koppers Holdings Inc.	499,132
3,800	LSB Industries*	75,240
	Total Chemicals	841,772

See Notes to Financial Statements.

Legg Mason Partners Small Cap Core Fund 2008 Semi-Annual Report

Schedule of investments (unaudited) continued

June 30, 2008

LEGG MASON PARTNERS SMALL CAP CORE FUND

SHARES	SECURITY	VALUE

	Containers & Packaging — 2.3%
7,174	Greif Inc., Class A Shares	$459,351
12,200	Rock-Tenn Co., Class A Shares	365,878
	Total Containers & Packaging	825,229
	Metals & Mining — 2.4%
5,100	Compass Minerals International Inc.	410,856
4,821	Reliance Steel & Aluminum Co.	371,651
9,500	Stillwater Mining Co.*	112,385
	Total Metals & Mining	894,892
	TOTAL MATERIALS	2,561,893
TELECOMMUNICATION SERVICES — 2.1%
	Diversified Telecommunication Services — 1.5%
57,628	Cincinnati Bell Inc.*	229,359
21,700	Premiere Global Services Inc.*	316,386
	Total Diversified Telecommunication Services	545,745
	Wireless Telecommunication Services — 0.6%
15,300	Syniverse Holdings Inc.*	247,860
	TOTAL TELECOMMUNICATION SERVICES	793,605
UTILITIES — 3.2%
	Electric Utilities — 1.3%
10,900	El Paso Electric Co.*	215,820
9,700	Hawaiian Electric Industries, Inc.	239,881
	Total Electric Utilities	455,701
	Gas Utilities — 1.3%
7,560	Piedmont Natural Gas Co. Inc.	197,770
8,100	WGL Holdings Inc.	281,394
	Total Gas Utilities	479,164
	Multi-Utilities — 0.6%
10,700	Avista Corp.	229,622
	TOTAL UTILITIES	1,164,487
	TOTAL INVESTMENTS BEFORE SHORT-TERM INVESTMENT
	(Cost — $35,628,027)	36,266,197

See Notes to Financial Statements.

Legg Mason Partners Small Cap Core Fund 2008 Semi-Annual Report

LEGG MASON PARTNERS SMALL CAP CORE FUND

FACE
AMOUNT	SECURITY	VALUE
SHORT-TERM INVESTMENT — 2.0%
	Repurchase Agreement — 2.0%
$717,000	Interest in $1,000,000,000 joint tri-party repurchase agreement dated 6/30/08 with Greenwich Capital Markets Inc., 2.500% due 7/1/08; Proceeds at maturity — $717,050; (Fully collateralized by various U.S. government agency obligations, 2.465% to 7.250% due 10/15/08 to 1/15/30; Market value — $731,341) (Cost — $717,000)	$717,000
	TOTAL INVESTMENTS — 100.9% (Cost — $36,345,027#)	36,983,197
	Liabilities in Excess of Other Assets — (0.9)%	(330,034)
	TOTAL NET ASSETS — 100.0%	$36,653,163

*	Non-income producing security.
(a)	Security is valued in good faith at fair value by or under the direction of the Board of Trustees (See Note 2).
(b)	Illiquid security.
#	Aggregate cost for federal income tax purposes is substantially the same.

See Notes to Financial Statements.

Legg Mason Partners Small Cap Core Fund 2008 Semi-Annual Report

Statement of assets and liabilities (unaudited)

June 30, 2008

ASSETS:
Investments, at value (Cost — $36,345,027)	$36,983,197
Cash	276
Receivable for securities sold	770,792
Dividends and interest receivable	32,272
Receivable for Fund shares sold	2,578
Prepaid expenses	31,281
Total Assets	37,820,396
LIABILITIES:
Payable for securities purchased	953,965
Payable for Fund shares repurchased	48,931
Investment management fee payable	23,819
Distribution fees payable	15,970
Trustees’ fees payable	12,092
Accrued expenses	112,456
Total Liabilities	1,167,233
TOTAL NET ASSETS	$36,653,163
NET ASSETS:
Par value (Note 7)	$38
Paid-in capital in excess of par value	37,291,841
Accumulated net investment loss	(238,311)
Accumulated net realized loss on investments	(1,038,575)
Net unrealized appreciation on investments	638,170
TOTAL NET ASSETS	$36,653,163
Shares Outstanding:
Class A	2,375,665
Class B	417,504
Class C	985,927
Net Asset Value:
Class A (and redemption price)	$10.24
Class B*	$8.75
Class C*	$8.80
Maximum Public Offering Price Per Share:
Class A (based on maximum initial sales charge of 5.75%)	$10.86

*	Redemption price per share is NAV of Class B and C shares reduced by a 5.00% and 1.00% CDSC, respectively, if shares are redeemed within one year from purchase payment (See Note 3).

See Notes to Financial Statements.

Legg Mason Partners Small Cap Core Fund 2008 Semi-Annual Report

Statement of operations (unaudited)

For the Six Months Ended June 30, 2008

INVESTMENT INCOME:
Dividends	$185,795
Interest	4,080
Total Investment Income	189,875
EXPENSES:
Investment management fee (Note 3)	152,432
Distribution fees (Notes 3 and 5)	102,252
Audit and tax	30,101
Shareholder reports (Note 5)	29,573
Transfer agent fees (Note 5)	29,503
Registration fees	28,604
Legal fees	21,835
Custody fees	2,881
Insurance	1,011
Trustees’ fees	158
Miscellaneous expenses	4,814
Total Expenses	403,164
Less: Fee waivers and/or expense reimbursements (Note 5)	(2,559)
Net Expenses	400,605
NET INVESTMENT LOSS	(210,730)
REALIZED AND UNREALIZED LOSS ON INVESTMENTS (NOTES 1 AND 4):
Net Realized Loss From Investment Transactions	(1,005,050)
Change in Net Unrealized Appreciation/Depreciation From Investments	(2,904,128)
Net Loss on Investments	(3,909,178)
DECREASE IN NET ASSETS FROM OPERATIONS	$(4,119,908)

See Notes to Financial Statements.

Legg Mason Partners Small Cap Core Fund 2008 Semi-Annual Report

Statements of changes in net assets

FOR THE SIX MONTHS ENDED JUNE 30, 2008 (unaudited) AND THE YEAR ENDED DECEMBER 31, 2007	2008	2007
OPERATIONS:
Net investment loss	$(210,730)	$(579,695)
Net realized gain (loss)	(1,005,050)	27,638,601
Change in net unrealized appreciation/depreciation	(2,904,128)	(28,270,700)
Decrease in Net Assets From Operations	(4,119,908)	(1,211,794)
DISTRIBUTIONS TO SHAREHOLDERS FROM (NOTES 1 AND 6):
Net realized gains	(1,253,178)	(8,365,948)
Decrease in Net Assets From Distributions to Shareholders	(1,253,178)	(8,365,948)
FUND SHARE TRANSACTIONS (NOTE 7):
Net proceeds from sale of shares	1,424,559	6,012,668
Reinvestment of distributions	1,185,727	7,963,936
Cost of shares repurchased	(7,464,772)	(166,617,569)
Decrease in Net Assets From Fund Share Transactions	(4,854,486)	(152,640,965)
DECREASE IN NET ASSETS	(10,227,572)	(162,218,707)
NET ASSETS:
Beginning of period	46,880,735	209,099,442
End of period*	$36,653,163	$46,880,735

* Includes accumulated net investment loss of:	$(238,311)	$(27,581)

See Notes to Financial Statements.

Legg Mason Partners Small Cap Core Fund 2008 Semi-Annual Report

Financial highlights

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED DECEMBER 31, UNLESS OTHERWISE NOTED:

CLASS A SHARES(1)	2008(2)		2007	2006(3)		2005(3)	2004(3)	2003(3)
NET ASSET VALUE, BEGINNING OF PERIOD	$11.62		$13.98	$14.21		$16.45	$14.29	$10.22
INCOME (LOSS) FROM OPERATIONS:
Net investment loss	(0.04)		(0.08)	(0.04)		(0.05)	(0.04)	(0.00	)(4)
Net realized and unrealized gain (loss)	(1.00)		(0.27)	1.84		0.65	2.46	4.07
Total income (loss) from operations	(1.04)		(0.35)	1.80		0.60	2.42	4.07
LESS DISTRIBUTIONS FROM:
Net realized gains	(0.34)		(2.01)	(2.03)		(2.84)	(0.26)	—
Total distributions	(0.34)		(2.01)	(2.03)		(2.84)	(0.26)	—
NET ASSET VALUE, END OF PERIOD	$10.24		$11.62	$13.98		$14.21	$16.45	$14.29
Total return(5)	(9.12)%		(3.27)%	12.94%		3.27%	16.94%	39.82%
NET ASSETS, END OF PERIOD (000s)	$24,329		$30,913	$38,131		$36,173	$38,216	$40,198
RATIOS TO AVERAGE NET ASSETS:
Gross expenses	1.70	%(6)	1.60%	1.23	%(7)	1.32%	1.28%	1.13%
Net expenses	1.68	(6),(8)	1.60 (8)	1.19	(7),(8)	1.27 (8)	1.28 (8)	1.13
Net investment loss	(0.75	)(6)	(0.59)	(0.29)		(0.29)	(0.27)	(0.01)
PORTFOLIO TURNOVER RATE	39%		66%	117%		86%	84%	119%

(1)	Per share amounts have been calculated using the average shares method.
(2)	For the six months ended June 30, 2008 (unaudited).
(3)	For a share of capital stock outstanding for the periods prior to April 16, 2007.
(4)	Amount represents less than $0.01 per share.
(5)

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

(6)	Annualized.
(7)

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 1.22% and 1.18%, respectively.

(8)	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Legg Mason Partners Small Cap Core Fund 2008 Semi-Annual Report

Financial highlights continued

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED DECEMBER 31, UNLESS OTHERWISE NOTED:

CLASS B SHARES(1)	2008(2)		2007	2006(3)		2005(3)	2004(3)	2003(3)
NET ASSET VALUE, BEGINNING OF PERIOD	$10.03		$12.46	$12.96		$15.36	$13.45	$9.71
INCOME (LOSS) FROM OPERATIONS:
Net investment loss	(0.08)		(0.20)	(0.15)		(0.17)	(0.14)	(0.10)
Net realized and unrealized gain (loss)	(0.86)		(0.22)	1.68		0.61	2.31	3.84
Total income (loss) from operations	(0.94)		(0.42)	1.53		0.44	2.17	3.74
LESS DISTRIBUTIONS FROM:
Net realized gains	(0.34)		(2.01)	(2.03)		(2.84)	(0.26)	—
Total distributions	(0.34)		(2.01)	(2.03)		(2.84)	(0.26)	—
NET ASSET VALUE, END OF PERIOD	$8.75		$10.03	$12.46		$12.96	$15.36	$13.45
Total return(4)	(9.56)%		(4.27)%	12.08%		2.45%	16.14%	38.52%
NET ASSETS, END OF PERIOD (000s)	$3,652		$5,245	$9,921		$14,735	$20,845	$21,613
RATIOS TO AVERAGE NET ASSETS:
Gross expenses	2.75	%(5)	2.57%	2.00	%(6)	2.09%	2.00%	2.02%
Net expenses	2.75	(5)	2.57	1.98	(6),(7)	2.09	2.00 (7)	2.02
Net investment loss	(1.82	)(5)	(1.57)	(1.12)		(1.12)	(0.99)	(0.90)
PORTFOLIO TURNOVER RATE	39%		66%	117%		86%	84%	119%

(1)	Per share amounts have been calculated using the average shares method.
(2)	For the six months ended June 30, 2008 (unaudited).
(3)	For a share of capital stock outstanding for the periods prior to April 16, 2007.
(4)

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

(5)	Annualized.
(6)

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 1.99% and 1.97%, respectively.

(7)	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Legg Mason Partners Small Cap Core Fund 2008 Semi-Annual Report

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR
ENDED DECEMBER 31, UNLESS OTHERWISE NOTED:

CLASS C SHARES(1)	2008(2)		2007	2006(3)		2005(3)	2004(3)	2003(3)
NET ASSET VALUE, BEGINNING OF PERIOD	$10.07		$12.47	$12.96		$15.36	$13.46	$9.71
INCOME (LOSS) FROM OPERATIONS:
Net investment loss	(0.07)		(0.17)	(0.14)		(0.16)	(0.14)	(0.10)
Net realized and unrealized gain (loss)	(0.86)		(0.22)	1.68		0.60	2.30	3.85
Total income (loss) from operations	(0.93)		(0.39)	1.54		0.44	2.16	3.75
LESS DISTRIBUTIONS FROM:
Net realized gains	(0.34)		(2.01)	(2.03)		(2.84)	(0.26)	—
Total distributions	(0.34)		(2.01)	(2.03)		(2.84)	(0.26)	—
NET ASSET VALUE, END OF PERIOD	$8.80		$10.07	$12.47		$12.96	$15.36	$13.46
Total return(4)	(9.43)%		(4.02)%	12.16%		2.44%	16.05%	38.62%
NET ASSETS, END OF PERIOD (000s)	$8,672		$10,723	$16,107		$17,944	$21,577	$20,285
RATIOS TO AVERAGE NET ASSETS:
Gross expenses	2.44	(5)%	2.37%	1.94	(6)%	2.09%	2.00%	2.03%
Net expenses	2.44	(5)	2.37	1.92	(6,7)	2.09%	2.00 (7)	2.03
Net investment loss	(1.51	)(5)	(1.36)	(1.04)		(1.11)	(0.99)	(0.91)
PORTFOLIO TURNOVER RATE	39%		66%	117%		86%	84%	119%

(1)          Per share amounts have been calculated using the average shares method.

(2)          For the six months ended June 30, 2008 (unaudited).

(3)          For a share of capital stock outstanding for the periods prior to April 16, 2007.

(4)          Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

(5)          Annualized.

(6)          Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 1.93% and 1.91%, respectively.

(7)          Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Legg Mason Partners Small Cap Core Fund 2008 Semi-Annual Report

Notes to financial statements (unaudited)

1. Organization and significant accounting policies

Legg Mason Partners Small Cap Core Fund (the “Fund”) is a separate diversified investment series of Legg Mason Partners Equity Trust (the “Trust”). The Trust, a Maryland business trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company.

The following are significant accounting policies consistently followed by the Fund and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ.

(a) Repurchase agreements. When entering into repurchase agreements, it is the Fund’s policy that its custodian or a third party custodian take possession of the underlying collateral securities, the market value of which, at all times, at least equals the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction exceeds one business day, the value of the collateral is marked-to-market to ensure the adequacy of the collateral. If the seller defaults, and the market value of the collateral declines or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Fund may be delayed or limited.

(b) Security transactions and investment income. Security transactions are accounted for on a trade date basis. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. Foreign dividend income is recorded on the ex-dividend date or as soon as practical after the Fund determines the existence of a dividend declaration after exercising reasonable due diligence. The cost of investments sold is determined by use of the specific identification method. To the extent any issuer defaults on an expected interest payment, the Fund’s policy is to generally halt any additional interest income accruals and consider the realizability of interest accrued up to the date of default.

(c) REIT distributions. The character of distributions received from Real Estate Investment Trusts (“REITs”) held by the Fund is generally comprised of net investment income, capital gains, and return of capital. It is the policy of the Fund to estimate the character of distributions received from underlying REITs based on historical data provided by the REITs. After each calendar year end, REITs report the actual tax character of these distributions. Differences between the estimated and actual amounts reported by the REITs are reflected in the Fund’s records in the year in which they are reported by the REITs.

Legg Mason Partners Small Cap Core Fund 2008 Semi-Annual Report

(d) Distributions to shareholders. Distributions from net investment income and distributions of net realized gains, if any, are declared at least annually. Distributions to shareholders of the Fund are recorded on the ex-dividend date and are determined in accordance with income tax regulations, which may differ from GAAP.

(e) Class accounting. Investment income, common expenses and realized/unrealized gain (loss) on investments are allocated to the various classes of the Fund on the basis of daily net assets of each class. Fees relating to a specific class are charged directly to that class.

(f) Federal and other taxes. It is the Fund’s policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986, as amended, applicable to regulated investment companies. Accordingly, the Fund intends to distribute substantially all of its taxable income and net realized gains, if any, to shareholders each year. Therefore, no federal income tax provision is required in the Fund’s financial statements.

Management has analyzed the Fund’s tax positions taken on federal income tax returns for all open tax years and has concluded that as of June 30, 2008, no provision for income tax would be required in the Fund’s financial statements. The Fund’s federal and state income and federal excise tax returns for tax years for which the applicable statutes of limitations have not expired are subject to examination by the Internal Revenue Service and state departments of revenue.

Under the applicable foreign tax laws, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

(g) Reclassification. GAAP requires that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset values per share.

2. Investment valuation

Effective January 1, 2008, the Fund adopted Statement of Financial Accounting Standards No. 157 (“FAS 157”). FAS 157 establishes a single definition of fair value, creates a three-tier hierarchy as a framework for measuring fair value based on inputs used to value the Fund’s investments, and requires additional disclosure about fair value. The hierarchy of inputs is summarized below.

•                  Level 1 — quoted prices in active markets for identical investments

•                  Level 2 — other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)

Legg Mason Partners Small Cap Core Fund 2008 Semi-Annual Report

Notes to financial statements (unaudited) continued

•                  Level 3 — significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments)

Equity securities for which market quotations are available are valued at the last reported sales price or official closing price on the primary market or exchange on which they trade. Debt securities are valued at the mean between the last quoted bid and asked prices provided by an independent pricing service that are based on transactions in debt obligations, quotations from bond dealers, market transactions in comparable securities and various other relationships between securities. When prices are not readily available, or are determined not to reflect fair value, such as when the value of a security has been significantly affected by events after the close of the exchange or market on which the security is principally traded, but before the Fund calculates its net asset value, the Fund may value these securities at fair value as determined in accordance with the procedures approved by the Fund’s Board of Trustees. Short-term obligations with maturities of 60 days or less are valued at amortized cost, which approximates fair value.

The following is a summary of the inputs used in valuing the Fund’s assets carried at fair value:

	June 30, 2008	QUOTED PRICES (LEVEL 1)	OTHER SIGNIFICANT OBSERVABLE INPUTS (LEVEL 2)	SIGNIFICANT UNOBSERVABLE INPUTS (LEVEL 3)
Investments in Securities	$36,983,197	$36,266,196	$717,000	$1

Following is a reconciliation of investments in which significant unobservable inputs (Level 3) were used in determining fair value:

INVESTMENTS IN SECURITIES
Balance as of December 31, 2007	$1
Accrued Premiums/Discounts	—
Realized Gain (Loss)	—
Change in unrealized appreciation (depreciation)	—
Net purchases (sales)	—
Transfers in and/or out of Level 3	—
Balance as of June 30, 2008	$1

3. Investment management agreement and other transactions with affiliates

Legg Mason Partners Fund Advisor, LLC (“LMPFA”) is the Fund’s investment manager and Batterymarch Financial Management, Inc. (“Batterymarch”) is the Fund’s subadviser. LMPFA and Batterymarch are wholly-owned subsidiaries of Legg Mason, Inc. (“Legg Mason”).

Legg Mason Partners Small Cap Core Fund 2008 Semi-Annual Report

Under the investment management agreement, the Fund pays an investment management fee, calculated daily and paid monthly, at an annual rate of 0.75% of the Fund’s average daily net assets.

LMPFA provides administrative and certain oversight services to the Fund. LMPFA delegates to the subadviser the day-to-day portfolio management of the Fund, except for the management of cash and short-term instruments. For its services, LMPFA pays Batterymarch 70% of the net management fee it receives from the Fund.

Legg Mason Investor Services, LLC (“LMIS”), a wholly-owned broker-dealer subsidiary of Legg Mason, serves as the Fund’s sole and exclusive distributor.

There is a maximum initial sales charge of 5.75% for Class A shares. There is a contingent deferred sales charge (“CDSC”) of 5.00% on Class B shares, which applies if redemption occurs within one year from purchase payment. This CDSC declines thereafter by 1.00% per year until no CDSC is incurred. Class C shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. In certain cases, Class A shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. This CDSC only applies to those purchases of Class A shares, which, when combined with current holdings of Class A shares, equal or exceed $1,000,000 in the aggregate. These purchases do not incur an initial sales charge.

For the six months ended June 30, 2008, LMIS and its affiliates received sales charges of approximately $300 on sales of the Fund’s Class A shares. In addition, for the six months ended June 30, 2008, CDSCs paid to LMIS and its affiliates were approximately:

	CLASS B	CLASS C
CDSCs	$1,000	$0	*

* Amount represents less than $1,000.

The Fund had adopted an unfunded, non-qualified deferred compensation plan (the “Plan”) which allowed non-interested trustees (“Trustees”) to defer the receipt of all or a portion of the trustees’ fees earned until a later date specified by the Trustees. The deferred balances are reported in the Statement of Operations under Trustees’ fees and are considered a general obligation of the Fund and any payments made pursuant to the Plan will be made from the Fund’s general assets. The Plan was terminated effective January 1, 2006. This change will have no effect on fees previously deferred. As of June 30, 2008, the Fund had accrued $8,506 as deferred compensation payable.

Certain officers and one Trustee of the Trust are employees of Legg Mason or its affiliates and do not receive compensation from the Trust.

Legg Mason Partners Small Cap Core Fund 2008 Semi-Annual Report

Notes to financial statements (unaudited) continued

4. Investments

During the six months ended June 30, 2008, the aggregate cost of purchases and proceeds from sales of investments (excluding short-term investments) were as follows:

Purchases	$15,737,836
Sales	22,415,158

At June 30, 2008, the aggregate gross unrealized appreciation and depreciation of investments for federal income tax purposes were substantially as follows:

Gross unrealized appreciation	$5,820,557
Gross unrealized depreciation	(5,182,387)
Net unrealized appreciation	$638,170

5. Class specific expenses

The Fund has adopted a Rule 12b-1distribution plan and under that plan the Fund pays a service fee with respect to its Class A, B and C shares calculated at the annual rate of 0.25% of the average daily net assets of each respective class. The Fund also pays a distribution fee with respect to its Class B and C shares calculated at the annual rate of 0.75% of the average daily net assets of each class, respectively. Distribution fees are accrued daily and paid monthly.

For the six months ended June 30, 2008, class specific expenses were as follows:

	DISTRIBUTION FEES	TRANSFER AGENT FEES	SHAREHOLDER REPORTS EXPENSES
Class A	$33,663	$21,674	$13,807
Class B	21,313	4,682	6,961
Class C	47,276	3,147	8,805
Total	$102,252	$29,503	$29,573

LMIS, Citigroup Global Markets Inc. (“CGM”) a former distributor of the fund, and their affiliates have agreed to reimburse the Fund for any amount which exceeds the payments made by the Fund with respect to the distribution plan for Class A shares over the cumulative unreimbursed amounts spent by LMIS, CGM and their affiliates in performing their services under the distribution plan.

For the six months ended June 30, 2008, LMIS and CGM reimbursed a portion of their distribution fees in the amount of $2,559 which represents the excess of payments made by the Fund with respect to the Plan for Class A shares over the cumulative unreimbursed amounts spent by CGM and LMIS in performing their services under the Plan.

Legg Mason Partners Small Cap Core Fund 2008 Semi-Annual Report

6. Distributions to shareholders by class

	SIX MONTHS ENDED JUNE 30, 2008	YEAR ENDED DECEMBER 31, 2007
Net Realized Gains:
Class A	$788,318	$5,152,098
Class B	138,098	1,054,950
Class C	326,762	2,158,900
Total	$1,253,178	$8,365,948

7. Shares of beneficial interest

At June 30, 2008, the Trust had an unlimited number of shares of beneficial interest authorized with a par value of $0.00001 per share. The Fund has the ability to issue multiple classes of shares. Each share of a class represents an identical interest in the Fund and has the same rights, except that each class bears certain direct expenses specifically related to the distribution of its shares. Prior to April 16, 2007, the Fund had 400 million shares of capital stock authorized with par value of $0.001 per share.

Transactions in shares of each class were as follows:

	SIX MONTHS ENDED JUNE 30, 2008		YEAR ENDED DECEMBER 31, 2007
	SHARES	AMOUNT	SHARES	AMOUNT
Class A
Shares sold	107,462	$1,173,762	379,755	$5,415,625
Shares issued on reinvestment	68,428	743,791	387,017	4,945,087
Shares repurchased	(460,634)	(5,033,180)	(833,587)	(11,455,435)
Net decrease	(284,744)	$(3,115,627)	(66,815)	$(1,094,723)
Class B
Shares sold	10,799	$101,585	22,006	$279,300
Shares issued on reinvestment	14,189	131,675	88,814	993,606
Shares repurchased	(130,456)	(1,226,873)	(384,374)	(4,786,727)
Net decrease	(105,468)	$(993,613)	(273,554)	$(3,513,821)
Class C
Shares sold	16,071	$149,212	25,403	$317,743
Shares issued on reinvestment	33,254	310,261	180,877	2,025,243
Shares repurchased	(128,501)	(1,204,719)	(432,796)	(5,196,502)
Net decrease	(79,176)	$(745,246)	(226,516)	$(2,853,516)
Class I†
Shares repurchased	—	—	(9,901,983)	$(145,178,905)
Net decrease	—	—	(9,901,983)	$(145,178,905)

†	Class I was liquidated in January 22, 2007.

Legg Mason Partners Small Cap Core Fund 2008 Semi-Annual Report

Notes to financial statements (unaudited) continued

8. Regulatory matters

On May 31, 2005, the U.S. Securities and Exchange Commission (“SEC”) issued an order in connection with the settlement of an administrative proceeding against Smith Barney Fund Management LLC (“SBFM”), a wholly-owned subsidiary of Legg Mason and CGM, a former distributor of the Fund, relating to the appointment of an affiliated transfer agent for the Smith Barney family of mutual funds, including the Fund (the “Affected Funds”).

The SEC order found that SBFM and CGM willfully violated Section 206(1) of the Investment Advisers Act of 1940, as amended, and the rules promulgated there under (the “Advisers Act”). Specifically, the order found that SBFM and CGM knowingly or recklessly failed to disclose to the boards of the Affected Funds in 1999 when proposing a new transfer agent arrangement with an affiliated transfer agent: that First Data Investors Services Group (“First Data”), the Affected Funds’ then-existing transfer agent, had offered to continue as transfer agent and do the same work for substantially less money than before; and that Citigroup Asset Management (“CAM”), the Citigroup business unit that, at the time, included the Affected Funds’ investment manager and other investment advisory companies, had entered into a side letter with First Data under which CAM agreed to recommend the appointment of First Data as sub-transfer agent to the affiliated transfer agent in exchange, among other things, for a guarantee by First Data of specified amounts of asset management and investment banking fees to CAM and CGM. The order also found that SBFM and CGM willfully violated Section 206(2) of the Advisers Act by virtue of the omissions discussed above and other misrepresentations and omissions in the materials provided to the Affected Funds’ boards, including the failure to make clear that the affiliated transfer agent would earn a high profit for performing limited functions while First Data continued to perform almost all of the transfer agent functions, and the suggestion that the proposed arrangement was in the Affected Funds’ best interests and that no viable alternatives existed.

SBFM and CGM do not admit or deny any wrongdoing or liability. The settlement does not establish wrongdoing or liability for purposes of any other proceeding. The SEC censured SBFM and CGM and ordered them to cease and desist from violations of Sections 206(1) and 206(2) of the Advisers Act. The order required Citigroup to pay $208.1 million, including $109 million in disgorgement of profits, $19.1 million in interest, and a civil money penalty of $80 million. Approximately $24.4 million has already been paid to the Affected Funds, primarily through fee waivers. The remaining $183.7 million, including the penalty, has been paid to the U.S. Treasury and will be distributed pursuant to a plan submitted for the approval of the SEC. At this time, there is no certainty as to how the above-described proceeds of the settlement will be distributed, to whom such distributions will be made, the methodology by which such distributions will be allocated, and when such distributions will be made. The order also required that transfer agency fees received from the

Legg Mason Partners Small Cap Core Fund 2008 Semi-Annual Report

Affected Funds since December 1, 2004, less certain expenses, be placed in escrow and provided that a portion of such fees might be subsequently distributed in accordance with the terms of the order. On April 3, 2006, an aggregate amount of approximately $9 million held in escrow was distributed to the Affected Funds.

The order required SBFM to recommend a new transfer agent contract to the Affected Funds’ boards within 180 days of the entry of the order; if a Citigroup affiliate submitted a proposal to serve as transfer agent or sub-transfer agent, SBFM and CGM would have been required, at their expense, to engage an independent monitor to oversee a competitive bidding process. On November 21, 2005, and within the specified timeframe, the Affected Funds’ boards selected a new transfer agent for the Affected Funds. No Citigroup affiliate submitted a proposal to serve as transfer agent. Under the order, SBFM also must comply with an amended version of a vendor policy that Citigroup instituted in August 2004.

Although there can be no assurance, the manager does not believe that this matter will have a material adverse effect on the Affected Funds.

On December 1, 2005, Citigroup completed the sale of substantially all of its global asset management business, including SBFM, to Legg Mason.

9. Legal matters

Beginning in June 2004, class action lawsuits alleging violations of the federal securities laws were filed against CGM, a former distributor of the Fund, and other affiliated funds (collectively, the “Funds”) and a number of its then affiliates, including SBFM and Salomon Brothers Asset Management Inc. (“SBAM”), which were then investment adviser or manager to certain of the Funds (the “Managers”), substantially all of the mutual funds then managed by the Managers (the “Defendant Funds”), and Board members of the Defendant Funds (collectively, the “Defendants”). The complaints alleged, among other things, that CGM created various undisclosed incentives for its brokers to sell Smith Barney and Salomon Brothers funds. In addition, according to the complaints, the Managers caused the Defendant Funds to pay excessive brokerage commissions to CGM for steering clients towards proprietary funds. The complaints also alleged that the Defendants breached their fiduciary duty to the Defendant Funds by improperly charging Rule 12b-1 fees and by drawing on fund assets to make undisclosed payments of soft dollars and excessive brokerage commissions. The complaints also alleged that the Defendant Funds failed to adequately disclose certain of the allegedly wrongful conduct.

The complaints sought injunctive relief and compensatory and punitive damages, rescission of the Defendant Funds’ contracts with the Managers, recovery of all fees paid to the Managers pursuant to such contracts and an award of attorneys’ fees and litigation expenses.

Legg Mason Partners Small Cap Core Fund 2008 Semi-Annual Report

Notes to financial statements (unaudited) continued

On December 15, 2004, a consolidated amended complaint (the “Complaint”) was filed alleging substantially similar causes of action. On May 27, 2005, all of the Defendants filed motions to dismiss the Complaint. On July 26, 2006, the court issued a decision and order (1) finding that plaintiffs lacked standing to sue on behalf of the shareholders of the Funds in which none of the plaintiffs had invested and dismissing those Funds from the case (although stating that they could be brought back into the case if standing as to them could be established), and (2) other than one stayed claim, dismissing all of the causes of action against the remaining Defendants, with prejudice, except for the cause of action under Section 36(b) of the 1940 Act, which the court granted plaintiffs leave to repeal as a derivative claim.

On October 16, 2006, plaintiffs filed their Second Consolidated Amended Complaint (“Second Amended Complaint”) which alleges derivative claims on behalf of nine funds identified in the Second Amended Complaint, under Section 36(b) of the 1940 Act, against CAM, SBAM and SBFM as investment advisers to the identified funds, as well as CGM as a distributor for the identified funds (collectively, the “Second Amended Complaint Defendants”). The Fund was not identified in the Second Amended Complaint. The Second Amended Complaint alleges no claims against any of the funds or any of their Board Members. Under Section 36(b), the Second Amended Complaint alleges similar facts and seeks similar relief against the Second Amended Complaint Defendants as the Complaint.

On December 3, 2007, the court granted the Defendants’ motion to dismiss, with prejudice. On January 2, 2008, the plaintiffs filed a notice of appeal to the Second Circuit Court of Appeals.

Additional lawsuits arising out of these circumstances and presenting similar allegations and requests for relief may be filed in the future.

* * *

Beginning in August 2005, five class action lawsuits alleging violations of federal securities laws and state law were filed against CGM and SBFM, (collectively, the “Defendants”) based on the May 31, 2005 settlement order issued against the Defendants by the SEC as described in Note 8. The complaints seek injunctive relief and compensatory and punitive damages, removal of SBFM as the investment manager for the Smith Barney family of funds, rescission of the funds’ management and other contracts with SBFM, recovery of all fees paid to SBFM pursuant to such contracts, and an award of attorneys’ fees and litigation expenses. The five actions were subsequently consolidated, and a consolidated complaint was filed.

On September 26, 2007, the United States District Court for the Southern District of New York issued an order dismissing the consolidated complaint, and judgment was later entered. An appeal has been filed and is pending before the U.S. Court of Appeals for the Second Circuit.

Legg Mason Partners Small Cap Core Fund 2008 Semi-Annual Report

10. Recent accounting pronouncement

In March 2008, the Financial Accounting Standards Board issued the Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities (“FAS 161”). FAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. FAS 161 requires enhanced disclosures about the Fund’s derivative and hedging activities, including how such activities are accounted for and their effect on the Fund’s financial position, performance and cash flows. Management is currently evaluating the impact the adoption of FAS 161 will have on the Fund’s financial statements and related disclosures.

Legg Mason Partners Small Cap Core Fund 2008 Semi-Annual Report

Legg Mason Partners Small Cap Core Fund

Trustees
Paul R. Ades
Andrew L. Breech
Dwight B. Crane
Robert M. Frayn, Jr.
R. Jay Gerken, CFA

Chairman
Frank G. Hubbard
Howard J. Johnson
David E. Maryatt
Jerome H. Miller
Ken Miller
John J. Murphy
Thomas F. Schlafly
Jerry A. Viscione

Investment manager
Legg Mason Partners Fund Advisor, LLC

Subadviser
Batterymarch Financial Management, Inc.

Distributor
Legg Mason Investor Services, LLC

Custodian
State Street Bank and Trust Company

Transfer agent
PNC Global Investment Servicing (formerly, PFPC Inc.,)
4400 Computer Drive
Westborough,
Massachusetts 01581

Independent registered public accounting firm
KPMG LLP
345 Park Avenue
New York, New York 10154

Legg Mason Partners Small Cap Core Fund

The Fund is a separate investment series of the Legg Mason Partners Equity Trust, a Maryland business trust.

LEGG MASON PARTNERS SMALL CAP CORE FUND

Legg Mason Partners Funds

55 Water Street

New York, New York 10041

The Fund files its complete schedule of portfolio holdings with the Securities and Exchange Commission (“SEC”) for the first and third quarters of each fiscal year on Form N-Q. The Fund’s Forms N-Q are available on the SEC’s website at www.sec.gov. The Fund’s Forms N-Q may be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C., and information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. To obtain information on Form N-Q from the Fund, shareholders can call Legg Mason Partners Shareholder Services at 1-800-451-2010.

Information on how the Fund voted proxies relating to portfolio securities during the prior 12-month period ended June 30th of each year and a description of the policies and procedures that the Fund uses to determine how to vote proxies related to portfolio transactions are available (1) without charge, upon request, by calling 1-800-451-2010, (2) on the Fund’s website at www.leggmason.com/individualinvestors and (3) on the SEC’s website at www.sec.gov.

This report is submitted for the general information of the shareholders of the Legg Mason Partners Small Cap Core Fund. This report is not authorized for distribution to prospective investors in the Fund unless preceded or accompanied by a current prospectus.

Investors should consider the Fund’s investment objectives, risks, charges and expenses carefully before investing. The prospectus contains this and other important information about the Fund. Please read the prospectus carefully before investing.

www.leggmason.com/individualinvestors

© 2008 Legg Mason Investor Services, LLC

Member FINRA, SIPC

BUILT TO WINSM

At Legg Mason, we’ve assembled a collection of experienced investment management firms and empowered each of them with the tools, the resources and, most importantly, the independence to pursue the strategies they know best.

•	Each was purposefully chosen for their commitment to investment excellence.
•	Each is focused on specific investment styles and asset classes.
•	Each exhibits thought leadership in their chosen area of focus.

Together, we’ve built a powerful portfolio of solutions for financial advisors and their clients. And it has made us a world leader in money management.*

*	In the Pensions & Investments May 27, 2008 ranking, Legg Mason is the 9th largest asset manager in the world based on worldwide assets under management as of December 31, 2007.

www.leggmason.com/individualinvestors

©2008 Legg Mason Investor Services, LLC Member FINRA, SIPC

FD0236 8/08 SR08-640

NOT PART OF THE SEMI-ANNUAL REPORT